Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SUPPLEMENTAL FINANCIAL INFORMATION

To the Stockholders and Board of Directors of

SuRo Capital Corp.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the PCAOB), the consolidated statements of assets and liabilities of SuRo Capital Corp. and Subsidiaries (the “Company”), including the consolidated schedule of investments as of December 31, 2025, and the related consolidated statements of operations, changes in net assets and cash flows for the year ended December 31, 2025 and the financial highlights (presented in Note 8) for the year ended December 31, 2025 and the related notes, and have issued our report thereon dated March 11, 2026, which contained an unqualified opinion on those consolidated financial statements. The supplemental financial information set forth under the heading “Senior Securities” as of December 31, 2025 included in Part II, Item 5 of the Company’s Annual Report on Form 10-K has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The supplemental financial information is the responsibility of the Company’s management. Our audit procedures included determining whether the supplemental financial information reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental financial information. In our opinion, such financial information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

/s/ CBIZ CPAs P.C.

Boston, MA

March 11, 2026